                  [Letterhead of Competitive Companies, Inc.]

We are writing to update you about our current plans concerning the Company.

As you know, last year the SEC cleared our SB-2 filing which made our securities eligible for quotation on the Over-the-Counter Bulletin Board. However, despite diligent efforts, we were unable to locate a market maker to quote our stock at what we believed would be acceptable prices.

Recent developments in our industry, such as court decisions concerning access fees, increase use of cell phones by apartment dwellers and the like, have caused us to reevaluate our business plan.

We are currently exploring various options, including the growth of the company through restructuring the core business, which could involve merger, acquisition, or spin-off with telecommunications or other companies. Although we have engaged in preliminary discussions concerning these matters, we have no formal, binding commitments or agreements concerning a restructure in place at this time. However, we would hope that after our securities start trading, we can move forward quickly on this matter. Further, our founder's family has indicated a willingness to work with us on this restructure in a way that would maximize shareholder value. Again, we have no formal, binding agreement in place concerning this matter. At the present time, we believe this is the most likely scenario.

We also believe securing a qualification for quotation of our securities is necessary to implement our future business plans, regardless of the price at which our stock trades or the resulting dilution due to issuance of additional shares required under the terms of our preferred stock.

In order to move forward, we will need to become current in our SEC reports. We are taking steps to do so at this time, including securing the required audit.

We also regret to announce the recent resignation of Larry Halstead as our CFO and Director. The loss of his significant involvement to our operations has hastened our restructuring considerations. In connection with his resignation,
Larry relinquished all ownership in our company.

If you have any questions, please call our Director Michael Godfree at
909-687-6100.

Thank you,

Judy Kline,
Secretary